Integrated Environmental Technologies, Ltd. to appear on

World Business Review TV Series hosted by Alexander Haig

September 25, 2005 on CNBC (as paid programming)

Click here for air schedule

September 22, 2005 (Boca Raton, FL) --- Multi-Media Productions (USA), Inc. announces the appearance of Integrated Environmental Technologies, Ltd. on World Business Review hosted by General Alexander Haig.

For numerous commercial markets, bacteria management solutions are an integral part of the production process. But regulatory pressures are bringing about a multi-industry search for environmentally responsible procedures that are both reliable and cost effective. In this segment of World Business Review, Integrated Environmental Technologies will discuss their line of EcaFlo products that can be a viable way to save money and replace the need for traditional, hazardous chemicals.

William Prince, President and CEO of Integrated Environmental Technologies, explained, “Integrated Environmental Technologies’ EcaFlo products are the hottest topic in environmentally-friendly bacteria management because of the FEM-3 technology.  IET is licensed to use the FEM-3 technology in the United States.  ECA is not a new technology, but FEM-3 devices, which are the core of our EcaFlo equipment, are the most advanced and reliable ECA devices at use in the world today.”

Integrated Environmental Technologies, Ltd.

Integrated Environmental Technologies, Ltd. is marketing and producing EcaFlo devices for applications that include oil and gas, medical, veterinary, health care, agriculture, food processing, water treatment and more. Working in conjunction with Electro-Chemical Technologies, Ltd., IET has been granted a license for the U.S. market to produce EcaFlo devices for point-of-use production of “natural biocides” for sophisticated commercial, residential and industrial applications.

Additional information on Integrated Environmental Technologies, Ltd. is available at www.ietusa.net.

About World Business Review

World Business Review airs on CNBC (as paid programming) and the Bravo! Network (as paid programming).  World Business Review may also be viewed on United Airlines in-flight TV, or through video on demand via www.wbrtv.com/instudio.

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For specific market-by-market air dates and times, please click here or e-mail Moniqueh@mmpusa.com. For more information, please visit www.wbrtv.com/instudio.